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                                                                    EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Merger Agreement"), made as of November 11, 1996, by and between Clyde A. Short Company, a North Carolina corporation ("Short"), and CA Short Company, a Delaware corporation and a wholly-owned subsidiary of Short ("CASI") (Short and CASI together referred to as the Constituent Corporations").

                                   WITNESSETH:

         WHEREAS, Short is a corporation duly organized and existing under the laws of the State of North Carolina;

         WHEREAS, CASI is a corporation duly organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Short:

         WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of their respective corporations and their shareholders that Short be merged with and into CASI, with CASI being the surviving corporation (the "Merger");

         WHEREAS, the Boards of Directors of the Constituent Corporations have approved this Merger Agreement by resolutions duly adopted by their respective Boards of Directors in accordance with the laws of their respective jurisdictions of incorporation; and

         WHEREAS, the Constituent Corporations desire to adopt this Merger Agreement as a plan of reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements, and in accordance with applicable laws, the parties hereto agree as follows:

         1. SURVIVING CORPORATION. At the Effective Time (as hereinafter defined), Short shall be merged with and into CASI, with CASI being the surviving corporation (the "Surviving Corporation") of the Merger. At the Effective Time, the corporate existence of Short shall cease, and the Surviving Corporation, to the extent permitted by applicable law, shall succeed to all the business, properties, assets and liabilities of the Constituent Corporations.

         2. AUTHORIZED SHARES. The authorized capital stock of the Surviving Corporation consists of 5,000,000 shares of Common Stock, $.01 par value ("Surviving Corporation Common Stock"), and 300,000 shares of Preferred Stock, $.01 par value ("Surviving Corporation Preferred Stock").


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                   3.  CERTIFICATE OF INCORPORATION AND BYLAWS.

                   (a) The certificate of incorporation of CASI as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation from and after the Effective Time.

                   (b) The bylaws of CASI as in effect at the Effective Time shall be the bylaws of the Surviving Corporation from and after the Effective Time.

                   4.  DIRECTORS AND OFFICERS.

                   (a) The directors of Short immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed or elected and qualified.

                   (b) The officers of Short immediately prior to the Effective Time shall be the officers of the Surviving Corporation to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed or elected and qualified.

                   5. PRINCIPAL OFFICE. The principal office of the Surviving Corporation in the State of Delaware shall be at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

                   6. CONSENT TO SERVICE OF PROCESS. The Surviving Corporation hereby consents to be sued and served with process in the State of North Carolina in any proceeding in the State of North Carolina, and the Surviving Corporation hereby irrevocably appoints CT Corporation System, 225 Hillsborough Street, Raleigh, North Carolina 27603, as its agent to accept service of process in any such proceeding in the State of North Carolina to enforce against the Constituent Corporations any obligation of Short and the rights of dissenting shareholders of Short.

                   7. APPOINTMENT OF STATUTORY AGENT. It is desired that the Surviving Corporation transact business in the State of North Carolina as a foreign corporation from and after the Effective Date. The Surviving Corporation hereby constitutes and appoints, as the statutory and designated agent of the Surviving Corporation upon whom process, notice or demand against the Surviving Corporation may be served within the State of North Carolina, CT Corporation System, 225 Hillsborough Street, Raleigh, North Carolina 27603.

                   8. CORPORATE PURPOSES. The purposes for which the Surviving Corporation is formed are to engage in any lawful act or activity for which corporations may be formed under the general corporation law of Delaware.

                   9. TERMS OF MERGER.

                   (a) At the Effective Time, each issued and outstanding share of common stock, $100 par value ("Common Stock"), of Short shall, automatically and without further act of either of the Constituent Corporations or of any holder thereof, be extinguished and converted into one issued


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outstanding, fully paid and nonassessable share of Surviving Corporation Common
Stock. At the Effective Time, each issued share of Common Stock held in the treasury of Short prior to the Effective Time shall, automatically and without further act of either of the Constituent Corporations, be extinguished and converted into one issued, outstanding, fully paid, nonassessable share of Surviving Corporation Common Stock, held in the treasury of the Surviving Corporation. The holder of each share so extinguished and converted (of record on the shareholder records of Short at the Effective Time) shall be recorded on the books of the Surviving Corporation as the holder of the number of shares of Surviving Corporation Common Stock which such holder is entitled to receive; and each certificate theretofore representing one or more shares of Common Stock shall be deemed, for all corporate purposes, to evidence ownership of the same number of shares of Surviving Corporation Common Stock which the holder of such certificate is entitled to receive.

                   (b) Each person who, as a result of the Merger, holds one or more certificates which theretofore represented one or more shares of Common Stock may surrender any such certificate to the Surviving Corporation (or to any agent designated for such purpose by the Surviving Corporation), and upon such surrender, the Surviving Corporation shall, within a reasonable time, deliver to such person in substitution and exchange therefor one or more certificates evidencing the number of shares of Surviving Corporation Common Stock which such person is entitled to receive in accordance with the terms of this Merger Agreement in substitution for the number of shares of Common Stock, theretofore represented by each certificate so surrendered; provided, however, that such holders shall not be required to surrender any such certificates until such certificates would normally be surrendered for transfer on the books of the issuing corporation in the ordinary course of business.

                   (c) At and after the Effective Time, all of the issued and outstanding shares of Common Stock of CASI held immediately prior to the Effective Time shall be canceled and cease to exist, without any consideration being payable therefor.

                   (d) At the Effective Time, each option to purchase shares of Common Stock, outstanding immediately prior to the Effective Time shall automatically and without further act of either of the Constituent Corporations, become an option to purchase shares of Common Stock of the Surviving Corporation, subject to the same terms and conditions and at the same option price applicable to each such option immediately prior to the Effective Time.

                   10. TERMINATION AND ABANDONMENT. At any time prior to the Effective Time and for any reason, this Merger Agreement may be terminated and abandoned by the Board of Directors of either of the Constituent Corporations, without notice of such action to the other Constituent Corporation, notwithstanding approval of this Merger Agreement by the shareholders of one or both of the Constituent Corporations.

                   11. AMENDMENT. At any time prior to the Effective Time, this Merger Agreement may be amended, either before or after shareholder approval, by an agreement in writing executed in the same manner as this Merger Agreement, after due authorization of such action by the Boards of Directors of the Constituent Corporations; provided, however, that this Merger


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Agreement may not be amended after shareholder approval if such amendment would
(A) alter or change the amount or kind of shares to be received by the shareholders of either of the Constituent Corporations in the Merger, (B) alter or change any term of the Certificate of Incorporation of the corporation which will be the Surviving Corporation, (C) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the shareholders of either of the Constituent Corporations, or (D) violate applicable law.

                   12. EFFECTIVE TIME OF MERGER. The Effective Time of the Merger shall be 10:00 AM Eastern Time, November 12, 1996 (the "Effective Time").

                                    CLYDE A. SHORT COMPANY


                                    By:  /s/  Charles R. Davis

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                                         Charles R. Davis, President


                                    By:  /s/  Jeffrey A. Ross

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                                         Jeffrey A. Ross, Secretary

                                    CA SHORT COMPANY


                                    By:  /s/  Charles R. Davis

                                       -----------------------------
                                         Charles R. Davis, President


                                    By:  /s/  Jeffrey A. Ross

                                       -----------------------------
                                         Jeffrey A. Ross, Secretary


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                       CERTIFICATE OF ASSISTANT SECRETARY

                                       OF

                             CLYDE A. SHORT COMPANY

         I, Jeffrey A. Ross, the Secretary of Clyde A. Short Company, hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of the corporation by the President and Secretary under the corporate seal of said corporation, was duly approved and adopted at a meeting of the shareholders of Clyde A. Short Company held on November 8, 1996 by the holder of all of the outstanding shares entitled to vote thereon.

         WITNESS my hand and seal of said Jeffrey A. Ross this 8th day of November, 1996.


                                        /s/  Jeffrey A. Ross

                                       -----------------------------
                                       Secretary



                            CERTIFICATE OF SECRETARY

                                       OF

                                CA SHORT COMPANY

         I, Jeffrey A. Ross, the Secretary of CA Short Company, hereby certify that the Agreement and Plan of Merger to which this certificate is attached, after having been first duly signed on behalf of the corporation by the President and Secretary under the corporate seal of said corporation, was duly approved and adopted by the sole director of said corporation pursuant to Subsection (f) of Section 251 of the Delaware General Corporation Law prior to the issuance of any shares of stock of said corporation.

         WITNESS my hand and seal of said Jeffrey A. Ross this 8th day of November, 1996.


                                        /s/  Jeffrey A. Ross

                                       -----------------------------
                                       Secretary

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